Exhibit 99.1

Kingsway Announces Closing on U.S.$6.6 Million Financing;
Repays 7.5% Senior Notes due February 2014

Toronto, Ontario (February 3, 2014) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that it has closed on its previously announced private placement totaling approximately U.S.$6.6 million.

The Company also announced that it has completely repaid the remaining amount outstanding on its 7.50% Senior Notes, which were due February 2014.

Larry G. Swets, Jr., Kingsway’s President and Chief Executive Officer, stated, “The capital raise and reduction of senior debt is a significant step in reorganizing our capital structure. With this behind us, we can focus more effort on long term value creation through our business units, acquisitions and investments.”

Transaction Details
At closing, the Company received gross proceeds of approximately U.S.$6.6 million, resulting from the sale and issuance of approximately 262,876 units for a purchase price of U.S.$25.00 per unit. Each unit consists of one class A convertible preferred share, series 1 (the “Preferred Shares”), and 6.25 common share class C purchase warrants. Each Preferred Share is convertible into 6.25 common shares at a conversion price of U.S.$4.00 per common share any time at the option of the holder prior to April 1, 2021. The maximum number of common shares issuable upon conversion of the Preferred Shares is 1,642,975 common shares. Each warrant will entitle the subscriber to purchase one common share of Kingsway at a price of U.S.$5.00 per common share at any time after September 16, 2016 and prior to expiry on September 15, 2023.

This press release shall not constitute an offer to sell or the solicitation of the offer to buy securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act of 1933 and applicable state securities laws.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including, without limitation, our potential inability to complete the proposed private placement. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.